EXHIBIT 5.2

2030 Donahue Ferry Road P.O. Box 5000 Pineville, LA 71361-5000 www.cleco.com Tel.: 318-484-7400

November 30, 2010

Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana  71360-5226

Ladies and Gentlemen:

In my capacity as Senior Vice President, General Counsel and Director of Regulatory Compliance of Cleco Corporation, a Louisiana corporation (the “Company”), I have been requested to furnish to you an opinion regarding the Post-Effective Amendment No. 1 to Form S-3 (Registration No. 333-162772) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale from time to time of up to $500,000,000 in aggregate amount of (i) shares of common stock, par value $1 per share, of the Company (the “Common Stock”), (ii) the Company's senior debt securities (the “Senior Debt Securities”) and (iii) the Company's subordinated debt securities (the “Subordinated Debt Securities”).  The Common Stock, the Senior Debt Securities and the Subordinated Debt Securities are collectively referred to herein as the “Securities.”

As Senior Vice President, General Counsel and Director of Regulatory Compliance of the Company and in connection with the Registration Statement, I have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (ii) originals or copies certified or otherwise identified of corporate records of the Company, including resolutions of the Board of Directors of the Company (the “Board”) and (iii) certificates of representatives of the Company and of public officials and statutes and other instruments or documents as I deemed relevant for purposes of this opinion.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana.

2. With respect to shares of Common Stock, when (i) the Board has taken all necessary corporate action to approve the issuance thereof and the terms of the offering of shares of Common Stock and related matters, and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations are made in the share register of the Company, either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange, redemption or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Louisiana, and I express no opinion as to matters that may be governed by the laws of any jurisdiction, other than the State of Louisiana and the federal laws of the United States of America.  At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.  Additionally, I hereby consent to the reference to me under the caption “Validity of Securities” in the Registration Statement.  In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder.  This opinion speaks as of the date hereof, and I disclaim any obligation to update this opinion.

                   Very truly yours,

                   /s/ Wade A. Hoefling
                   Wade A. Hoefling
                   Senior Vice President, General
                    Counsel and Director of Regulatory
                    Compliance